Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Laurie Tardif +1 704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Relations:	Fax: 704 423 7002
Paul Gifford +1 704 423 5517	www.goodrich.com
For Immediate Release
Goodrich Announces 17 Percent Increase in Sales and 49 Percent Increase in Net Income per Diluted Share for Second Quarter 2008, Increases Outlook for 2008 Net Income per Diluted Share
•	Second quarter 2008 sales of $1,849 million increased 17 percent over second quarter 2007 sales of $1,576 million.
•	Second quarter 2008 income per diluted share of $1.46 increased 49 percent over second quarter 2007 income per diluted share of $0.98.
•	Total segment operating income margin increased to 17.1 percent, from 16.3 percent in the second quarter 2007.
•
Full year 2008 net income per diluted share expectations increased to $4.80 — $4.95 and sales outlook for 2008 adjusted to approximately $7.3 billion. Continue to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income in 2008.

CHARLOTTE, N.C., July 24, 2008 — Goodrich Corporation announced results today for the second quarter, and increased its outlook for full year 2008 net income per diluted share.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Goodrich enjoys the benefit of having excellent positions on the newer, more fuel-efficient airplanes currently in service. These positions have enabled our company to continue to have strong commercial aftermarket sales growth. Even though many airlines have announced that they will remove some of their older airplanes from their fleets, we do not expect these removals to have a significant impact on Goodrich results in 2008. These older airplanes, primarily MD-80s and 737 Classics represent approximately 31 percent of the world’s fleet of large commercial aircraft, but only 8 percent of our large commercial aftermarket sales, or about 2 percent of our total sales.”

“In addition to excellent sales growth for our commercial aftermarket products and services, we enjoyed continued robust growth in our other major market channels. These sales led to another great quarter of earnings growth and solid cash flow. Based on our current forecast, we now expect that full-year earnings per diluted share will be in the $4.80 — $4.95 range, a significant increase from our prior outlook of $4.30 — $4.45. Our financial and operational performance has been excellent”, Larsen continued.
Second Quarter 2008 Results
Goodrich reported second quarter 2008 net income of $187 million, or $1.46 per diluted share, on sales of $1,849 million. In the second quarter 2007, the company reported net income of $125 million, or $0.98 per diluted share, on sales of $1,576 million. Second quarter 2008 sales increased 17 percent and net income per diluted share increased 49 percent compared with the second quarter 2007. The company reported an effective tax rate of 28 percent for the second quarter of 2008, compared with an effective tax rate of 29 percent during the second quarter 2007. The effective tax rate for the second quarter 2008 included the benefits from the settlement of a foreign tax audit and additional state research and development tax credits. The effective tax rate for the second quarter 2007 included the benefits from the elimination of certain valuation allowances related to a foreign subsidiary and a benefit related to U.S. Research and Development credits.
The increased sales for the quarter reflected continued strong growth in the company’s major market channels. For the second quarter 2008 compared with the second quarter 2007, sales increases by market channel were as follows:
•	Large commercial airplane original equipment sales increased by about 28 percent,
•	Regional, business and general aviation airplane original equipment sales increased by about 26 percent,
•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 12 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services increased by about 11 percent.
Net income in the second quarter 2008, compared with the second quarter 2007, was positively affected by increased sales and improved operational efficiencies in most business units.
Net cash provided by operating activities during the second quarter 2008 was $169 million, an increase of $105 million from the same period in 2007. The increase was primarily due to increased pre-tax income and lower pension contributions, partially offset by higher cash tax payments in the second quarter 2008 compared to the second quarter 2007. Capital expenditures were $62 million in the second quarter 2008 compared with capital expenditures of $59 million in the second quarter 2007.

Year-to-Date Results
For the first six months of 2008, the company reported net income of $345 million, or $2.70 per diluted share, on sales of $3,594 million. During the first six months of 2007, net income was $225 million, or $1.76 per diluted share, on sales of $3,123 million. For the first six months of 2008, sales increased 15 percent and net income per diluted share increased 53 percent compared with the first six months of 2007. The $471 million increase in sales is primarily attributable to double-digit percentage growth in all of the company’s major market channels. The effective tax rate for the first six months of 2008 was 31 percent, a slightly lower rate than the 32 percent experienced during the first six months of 2007.
Net cash provided by operating activities during the first six months of 2008 was $320 million, an increase of $128 million from the same period in 2007. The increase was primarily due to increased pre-tax income, lower pension contributions and lower net tax payments, partially offset by increased working capital requirements. Capital expenditures were $116 million for the first six months of 2008 compared to capital expenditures for the first six months of 2007 of $95 million.
Business Highlights
•
Goodrich was selected by Pratt & Whitney to be the exclusive provider of the complete nacelle systems for its new Geared Turbofan engine for both the Mitsubishi Regional Jet (MRJ) and the Bombardier CSeries aircraft families. The award is expected to generate more than $5 billion in original equipment and aftermarket revenue for Goodrich during the 25-year period following entry into service.

•
On July 1, Standard & Poor’s Rating Services raised its corporate credit rating on Goodrich to ‘BBB+’ from ‘BBB’, reflecting improving credit protection measures resulting from solid demand in key markets, increasing profitability, and some debt reduction.

•
Goodrich received production contracts from Lockheed Martin and General Electric Aircraft Engines (GEAE) to supply pylons and nacelle systems for the U.S. Air Force C-5 Galaxy strategic airlifter Reliability Enhancement and Re-engining Program (RERP). Goodrich content is expected to generate $600 million in revenue for the 49 aircraft planned to be upgraded in the RERP, excluding any aftermarket revenue, through the year 2015.

2008 Outlook
The company’s current market assumptions, for each of its major market channels, for the full year 2008 (including sales resulting from recent acquisitions), compared with the full year 2007, include:

•	Large commercial airplane original equipment sales are expected to increase by about 20 percent,
•	Regional, business and general aviation airplane original equipment sales are expected to increase by more than 20 percent,
•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 8 — 11 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 13 percent.
The company’s full year 2008 sales expectation has been adjusted to approximately $7.3 billion from the prior outlook of $7.2 — $7.3 billion. The current outlook for sales represents expected growth of about 14 percent from 2007 results. The outlook for 2008 net income per diluted share has been increased to a range of $4.80 — $4.95 from the prior outlook of $4.30 — $4.45, reflecting an expected increase of 27 — 31 percent compared with the company’s net income per diluted share for 2007.
The 2008 outlook assumes, among other factors, a full-year effective tax rate of approximately 32 percent, which includes a full-year benefit of approximately 1 percent related to an assumed extension of the U.S. research tax credit. This compares with an effective tax rate of 31 percent for 2007. Thus, during the second half of 2008, the company expects an effective tax rate of about 36 percent before the research tax credit benefit, and an effective tax rate of about 34 percent including the benefit.
For 2008, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income. This outlook reflects a continuation of working capital investments to support the Boeing 787 Dreamliner and Airbus A350 XWB programs and capital expenditures for low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2008 to be in a range of $275 — $325 million, unchanged from the prior outlook.
Goodrich has $346 million remaining under its existing share repurchase program. The company intends to repurchase shares through open market and privately negotiated transactions at times and in such amounts as management deems appropriate.
The current sales, net income and net cash provided by operating activities outlooks for 2008 do not include the impact of potential acquisitions or divestitures.
The supplemental discussion and tables that follow provide more detailed information about the second quarter 2008 segment results.

Goodrich will hold a conference call on July 24, 2008 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5539.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs, including the C-5 Galaxy aircraft;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	successful development of products and advanced technologies;
•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which expenses relating to employee and retiree medical and pension benefits change;
•	competitive product and pricing pressures;
•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;
•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended June 30, 2008 Compared with Quarter Ended June 30, 2007

	Quarter Ended June 30,
			%	% of Sales
	2008	2007	Change	2008	2007
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$690	$589	17.0%
Nacelles and Interior Systems	$665	$534	24.6%
Electronic Systems	$494	$453	9.1%

Total Sales	$1,849	$1,576	17.3%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$84.5	$59.0	43.2%	12.3%	10.0%
Nacelles and Interior Systems	$160.7	$135.1	18.9%	24.2%	25.3%
Electronic Systems	$71.5	$62.4	14.6%	14.5%	13.8%

Segment Operating Income	$316.7	$256.5	23.5%	17.1%	16.3%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $690 million for the quarter ended June 30, 2008 increased $101 million, or 17 percent, from $589 million for the quarter ended June 30, 2007. The increase was primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $34 million, primarily in our landing gear and actuation systems business units;
•	Higher defense and space OE and aftermarket sales of approximately $20 million, primarily in our landing gear, aircraft wheels and brakes and actuation systems business units;
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $16 million, primarily in our landing gear and actuation systems business units;
•	Higher regional, business and general aviation airplane OE sales of approximately $15 million, primarily in our landing gear and actuation systems business units; and
•	Higher non-aerospace sales of approximately $14 million, primarily in our engine components business unit.

Actuation and Landing Systems segment operating income of $84.5 million for the quarter ended June 30, 2008 increased $25.5 million, or 43 percent, from $59.0 million for the quarter ended June 30, 2007. This increase in operating income was primarily due to the following:
•	Higher sales volume and favorable product mix across all of our business units, which resulted in higher income of approximately $26 million;
•
Higher pricing across all of our business units, partially offset by increased operating costs across most of our business units, which resulted in higher income of approximately $10 million; partially offset by

•	Unfavorable foreign exchange translation of approximately $5 million; and
•	Lower income resulting from changes in estimates on certain long-term contracts of approximately $4 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $665 million in the quarter ended June 30, 2008 increased $131 million, or 25 percent, from $534 million in the quarter ended June 30, 2007. The increase was primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $70 million, primarily in our aerostructures business unit;
•	Higher large commercial airplane aftermarket sales, including spare parts and MRO volume of approximately $31 million, primarily in our aerostructures business unit;
•	Higher regional, business, and general aviation airplane OE sales of approximately $16 million, primarily in our aerostructures business unit; and
•	Higher defense and space OE and aftermarket sales of approximately $11 million, primarily in our interiors and aerostructures business units.
Nacelles and Interior Systems segment operating income of $160.7 million in the quarter ended June 30, 2008 increased $25.6 million, or 19 percent, from $135.1 million in the quarter ended June 30, 2007. The increased segment operating income was primarily due to the following:
•	Higher sales volume, primarily in our aerostructures business unit, which resulted in higher income of approximately $35 million; partially offset by
•	Lower income resulting from changes in estimates for certain long-term contracts at our aerostructures business unit of approximately $8 million; and
•	Unfavorable foreign exchange translation of approximately $2 million.

Electronic Systems: Electronic Systems segment sales of $494 million in the quarter ended June 30, 2008 increased $41 million, or 9 percent, from $453 million in the quarter ended June 30, 2007. The increase was primarily due to the following:
•
Higher large commercial airplane aftermarket sales of approximately $16 million, primarily in our engine control and electrical power and sensors and integrated systems business units, including sales associated with the acquisition of TEAC;

•
Higher defense and space OE and aftermarket sales of approximately $13 million, primarily in our engine control and electrical power business unit and sensors and integrated systems business units, including sales associated with the acquisition of TEAC;

•	Higher non-aerospace sales of approximately $5 million, primarily in our engine control and electrical power business unit;
•
Higher regional, business and general aviation airplane OE sales of approximately $3 million, primarily in our sensors and integrated systems and engine control and electrical power business units; and

•	Higher large commercial airplane OE sales of approximately $3 million, primarily in our sensors and integrated systems business units.
Electronic Systems segment operating income of $71.5 million in the quarter ended June 30, 2008 increased $9.1 million, or 15 percent, from $62.4 million in the quarter ended June 30, 2007. The increased segment operating income was primarily due to the following:
•	Higher sales volume partially offset by unfavorable product mix and pricing, across most of our business units, which resulted in higher income of approximately $16 million; partially offset by
•	Higher operating costs of approximately $6 million, primarily in our sensors and integrated systems and engine control and electrical power business units.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales	$1,849.3	$1,576.4	$3,594.3	$3,122.7
Operating costs and expenses:
Cost of sales	1,286.9	1,096.6	2,500.3	2,190.5
Selling and administrative costs	273.9	260.0	531.0	514.4

	1,560.8	1,356.6	3,031.3	2,704.9

Operating Income	288.5	219.8	563.0	417.8
Interest expense	(27.7)	(30.8)	(58.5)	(62.4)
Interest income	0.6	1.5	3.7	3.3
Other income (expense) — net	(8.3)	(17.4)	(22.6)	(33.0)

Income from continuing operations before income taxes	253.1	173.1	485.6	325.7
Income tax (expense) benefit	(69.5)	(49.3)	(148.4)	(102.7)

Income From Continuing Operations	183.6	123.8	337.2	223.0
Income (loss) from discontinued operations	3.0	1.0	7.3	1.6

Net Income	$186.6	$124.8	$344.5	$224.6

Basic Earnings per Share:
Continuing operations	$1.47	$0.99	$2.69	$1.78
Discontinued operations	0.02	0.01	0.06	0.01

Net Income	$1.49	$1.00	$2.75	$1.79

Diluted Earnings per Share:
Continuing operations	$1.44	$0.97	$2.64	$1.75
Discontinued operations	0.02	0.01	0.06	0.01

Net Income	$1.46	$0.98	$2.70	$1.76

Dividends Declared per Common Share	$0.225	$0.20	$0.45	$0.40

Weighted — Average Number of Shares Outstanding (in millions)
Basic	125.2	125.3	125.1	125.3

Diluted	127.4	127.9	127.5	127.8

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales:
Actuation and Landing Systems	$689.6	$589.3	$1,371.7	$1,156.3
Nacelles and Interior Systems	665.1	533.7	1,285.6	1,080.5
Electronic Systems	494.6	453.4	937.0	885.9

Total Sales	$1,849.3	$1,576.4	$3,594.3	$3,122.7

Operating Income:
Actuation and Landing Systems	$84.5	$59.0	$158.6	$108.4
Nacelles and Interior Systems	160.7	135.1	339.5	261.1
Electronic Systems	71.5	62.4	120.5	117.0

Total Segment Operating Income (1)	316.7	256.5	618.6	486.5

Corporate General and Administrative Costs	(24.1)	(32.7)	(46.7)	(61.4)
ERP Implementation Costs	(4.1)	(4.0)	(8.9)	(7.3)

Total Operating Income	$288.5	$219.8	$563.0	$417.8

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.3%	10.0%	11.6%	9.4%
Nacelles and Interior Systems	24.2%	25.3%	26.4%	24.2%
Electronic Systems	14.5%	13.8%	12.9%	13.2%

Total Segment Operating Income as a Percent of Sales	17.1%	16.3%	17.2%	15.6%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments, excluding the indirect costs related to the company-wide ERP implementation. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$265.5	$406.0
Accounts and notes receivable — net	1,191.1	1,006.2
Inventories — net	1,918.9	1,775.6
Deferred income taxes	181.2	178.2
Prepaid expenses and other assets	106.7	108.4
Income Taxes Receivable	5.5	74.4

Total Current Assets	3,668.9	3,548.8

Property, plant and equipment — net	1,420.3	1,387.4
Prepaid pension	25.8	16.1
Goodwill	1,421.4	1,363.2
Identifiable intangible assets — net	476.6	452.1
Deferred income taxes	23.8	11.1
Other assets	747.5	755.3

Total Assets	$7,784.3	$7,534.0

Current Liabilities
Short-term debt	$20.5	$21.9
Accounts payable	703.0	586.7
Accrued expenses	869.2	930.8
Income taxes payable	81.5	10.6
Deferred income taxes	31.2	29.7
Current maturities of long-term debt and capital lease obligations	1.1	162.9

Total Current Liabilities	1,706.5	1,742.6

Long-term debt and capital lease obligations	1,527.5	1,562.9
Pension obligations	457.4	417.8
Postretirement benefits other than pensions	338.0	358.9
Long-term income taxes payable	119.7	146.0
Deferred income taxes	171.4	170.2
Other non-current liabilities	554.3	556.2
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 143,452,884 shares at June 30, 2008 and 142,372,162 shares at December 31, 2007 (excluding 14,000,000 shares held by a wholly owned subsidiary)	717.3	711.9
Additional paid-in capital	1,502.6	1,453.1
Income retained in the business	1,342.1	1,054.8
Accumulated other comprehensive income (loss)	39.7	14.4
Common stock held in treasury, at cost (18,347,860 shares at June 30, 2008 and 17,761,696 shares at December 31, 2007)	(692.2)	(654.8)

Total Shareholders’ Equity	2,909.5	2,579.4

Total Liabilities And Shareholders’ Equity	$7,784.3	$7,534.0

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Activities
Net income	$186.6	$124.8	$344.5	$224.6
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(3.0)	(1.0)	(7.3)	(1.6)
Restructuring and consolidation:
Expenses	0.5	0.6	0.6	0.8
Payments	(0.5)	(1.5)	(1.1)	(2.1)
Pension and postretirement benefits:
Expenses	25.7	29.2	51.4	60.2
Contributions and benefit payments	(19.9)	(96.0)	(35.2)	(114.7)
Depreciation and amortization	63.1	61.7	127.2	121.6
Excess tax benefits related to share-based payment arrangements	(2.8)	(5.6)	(8.1)	(9.6)
Share-based compensation expense	7.9	16.0	15.7	32.1
Deferred income taxes	(9.7)	(11.3)	(10.7)	(20.3)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(61.0)	(24.1)	(175.1)	(113.2)
Inventories, net of pre-production and excess-over-average	(10.4)	(52.5)	(70.4)	(112.0)
Pre-production and excess-over-average inventories	(26.8)	(31.5)	(56.5)	(64.3)
Other current assets	(0.2)	4.7	0.4	8.7
Accounts payable	(25.4)	(13.5)	105.0	67.7
Accrued expenses	5.9	32.8	(76.9)	39.4
Income taxes payable	23.6	24.8	122.4	76.2
Other non-current assets and liabilities	15.0	6.3	(6.4)	(1.4)

Net Cash Provided By (Used In) Operating Activities	168.6	63.9	319.5	192.1

Investing Activities
Purchases of property, plant and equipment	(61.9)	(58.9)	(116.3)	(95.0)
Proceeds from sale of property, plant and equipment	2.7	0.6	2.7	0.7
Payments made in connection with acquisitions, net of cash acquired	(84.1)	—	(93.6)	—

Net Cash Used In Investing Activities	(143.3)	(58.3)	(207.2)	(94.3)

Financing Activities
Increase (decrease) in short-term debt, net	10.4	10.0	(1.6)	(1.8)
Repayment of long-term debt and capital lease obligations	(197.2)	(0.3)	(197.7)	(0.7)
Proceeds from issuance of common stock	10.3	31.3	24.0	68.1
Purchases of treasury stock	(20.6)	(55.5)	(37.4)	(113.3)
Dividends	(28.5)	(25.4)	(57.0)	(50.5)
Excess tax benefits related to share-based payment arrangements	2.8	5.6	8.1	9.6
Distributions to minority interest holders	(0.8)	(0.8)	(6.3)	(2.5)

Net Cash Used In Financing Activities	(223.6)	(35.1)	(267.9)	(91.1)

Net cash (used in) provided by discontinued operations	0.1	9.9	13.5	3.7
Effect of exchange rate changes on cash and cash equivalents	0.5	1.1	1.6	1.7

Net increase (decrease) in cash and cash equivalents	(197.7)	(18.5)	(140.5)	12.1
Cash and cash equivalents at beginning of period	463.2	231.9	406.0	201.3

Cash and cash equivalents at end of period	$265.5	$213.4	$265.5	$213.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
Preliminary Income Statement Data:	2008	2007	2008	2007

Net Interest Expense	$(27.1)	$(29.3)	$(54.8)	$(59.1)

Other Income (Expense), Net:	$(8.3)	$(17.4)	$(22.6)	$(33.0)

- Divested Business Retiree Health Care	(3.0)	(4.4)	(10.8)	(9.2)
- Income (Expense) related to previously owned businesses	(1.3)	(5.6)	(3.8)	(11.3)
- Minority interest and equity in affiliated companies	(5.1)	(7.2)	(8.8)	(12.9)
- Other Income (Expense)	1.1	(0.2)	0.8	0.4

Preliminary Cash Flow Data:
Dividends	$(28.5)	$(25.4)	$(57.0)	$(50.5)

Depreciation and Amortization	$63.1	$61.7	$127.2	$121.6

- Depreciation	45.2	45.2	90.4	87.9
- Amortization	17.9	16.5	36.8	33.7

	June 30,	Dec. 31,
Preliminary Balance Sheet Data:	2008	2007

Preproduction and Excess-Over-Average Inventory	$572.0	$515.4

Short-term Debt	$20.5	$21.9
Current Maturities of Long-term Debt and Capital Lease Obligations	1.1	162.9
Long-term Debt and Capital Lease Obligations	1,527.5	1,562.9

Total Debt[1]	$1,549.1	$1,747.7
Less: Cash and Cash Equivalents	265.5	406.0

Net Debt[1]	$1,283.6	$1,341.7

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.